November 8, 2019

Capital Research and Management Company

333 South Hope Street

Los Angeles, CA 90071

Re: Investment Letter

Gentlemen and Ladies:

Capital Group U.S. Equity Fund, a Delaware statutory trust (the “Trust”), hereby offers to sell to you ten shares of its Class M shares of beneficial interest, no par value (the “Shares”), at a price of $10.00 per share upon the following terms and conditions:

You agree to pay to the Trust the purchase price of $10.00 against the registration of each share in your name.

You represent to the Trust that you are purchasing the Shares for your own account for the purpose of granting the shareholder approvals as agreed in the Agreement and Plan of Reorganization, dated November 8, 2019, between you and the Trust and that you will redeem the Shares upon granting such approvals.

Very truly yours,

CAPITAL GROUP U.S. EQUITY FUND

By /s/ Courtney R. Taylor

Courtney R. Taylor

Secretary

Confirmed and agreed to November 8, 2019

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By /s/ Donald H. Rolfe

Donald H. Rolfe

Secretary